Exhibit 4.6
9.1

BORROWER ASSUMPTION AGREEMENT

This Borrower Assumption Agreement (this “Borrower Assumption Agreement”) is dated as of October 1, 2015 and is entered into by and among ENTERGY LOUISIANA, LLC, ENTERGY GULF STATES LOUISIANA, LLC (together, the “Predecessors”) and Entergy Louisiana Power, LLC (the “Successor”). Capitalized terms used but not defined herein shall have the meanings given to them in the Amended and Restated Credit Agreement, dated as of August 14, 2015 (as further amended, restated, amended and restated, supplemented or otherwise modified, the “Credit Agreement”), among Entergy Louisiana, LLC, Entergy Gulf States Louisiana, L.L.C., the Lenders and LC Issuing Banks parties thereto and Citibank, N.A., as the Administrative Agent.

1.
Assumption. Each Predecessor hereby confirms that, in a merger in accordance with the Texas Business Organization Code, it irrevocably allocated to the Successor, and the Successor hereby confirms that, in a merger in accordance with the Texas Business Organization Code, it irrevocably accepted such allocation and assumed from such Predecessor, subject to and in accordance with Section 2.20 of the Credit Agreement, as of the date of this Borrower Assumption Agreement, (i) all of such Predecessor’s rights and obligations in its capacity as a Borrower under the Credit Agreement and each other Loan Document (including, without limitation, those obligations under the Loan Documents arising from events that occurred before the date of this Borrower Assumption Agreement and those obligations that expressly survive the repayment of all amounts under the Loan Documents or termination of the Commitments) and (ii) to the extent permitted to be allocated under applicable law, all claims, suits, causes of action and any other right of such Predecessor (in its capacity as a Borrower) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations allocated pursuant to clause (i) above (the rights and obligations allocated by each Predecessor to the Successor pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Allocated Interest”). Each such allocation is without recourse to such Predecessor and without representation or warranty by such Predecessor. The Successor hereby agrees to become a Borrower under the Credit Agreement and shall have all of the obligations of a Borrower thereunder as if it had executed the Credit Agreement. Without limiting the generality of the foregoing, the Successor hereby assumes and agrees punctually to pay, perform and discharge when due all of the Advances constituting a part of the Allocated Interest and the related obligations under the Loan Documents and each agreement made or to be performed by a Borrower under the Loan Documents.

2.
Further Assurances. The Successor agrees to take, and, to the extent legally possible, cause the other parties to the Business Combination to take, such actions and furnish all such information, in each case, from time to time reasonably requested by the Administrative Agent (or any LC Issuing Bank or any Lender through the Administrative Agent) in order to effect the purposes of this Borrower Assumption Agreement, including furnishing the Administrative Agent with such certifications, financial or other information, approvals and documents as required by applicable law or any Lender’s internal processes.

3.
Release of Certain Obligations. Upon the effectiveness of the Sole Borrower Transaction, neither Predecessor shall be a Borrower under the Credit Agreement or any other Loan Document, nor have any rights or obligations of a Borrower thereunder, and each Predecessor shall be released from any and all obligations under the Loan Documents.

4.
Ratification. The Successor confirms it has received a copy of the Credit Agreement and the other applicable Loan Documents. The Successor hereby ratifies and agrees to be bound by, all of the terms and conditions contained in the Credit Agreement and the other applicable Loan Documents.

5.
General Provisions. This Borrower Assumption Agreement shall constitute a Loan Document. This Borrower Assumption Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Borrower Assumption Agreement may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Borrower Assumption Agreement by facsimile or in electronic (i.e., “pdf” or “tif”) format shall be effective as delivery of a manually executed counterpart of this Borrower Assumption Agreement. This Borrower Assumption Agreement shall be governed by, and construed in accordance with, the law of the State of New York.

[Signature pages follow]

The terms set forth in this Borrower Assumption Agreement are hereby agreed to:

PREDECESSORS

ENTERGY LOUISIANA, LLC
ENTERGY GULF STATES LOUISIANA, LLC

By:	/s/ Stacey M. Lousteau
Name: Stacey M. Lousteau
Title: Assistant Treasurer

SUCCESSOR

Entergy Louisiana Power, LLC

By:	/s/ Stacey M. Lousteau
Name: Stacey M. Lousteau
Title: Assistant Treasurer